EXHIBIT 10.1

IDEX CORPORATION

LAKE FOREST, ILLINOIS

REVISED AND RESTATED

IDEX MANAGEMENT INCENTIVE COMPENSATION PLAN

FOR KEY EMPLOYEES

EFFECTIVE JANUARY 1, 2013

1.	The purpose of the Management Incentive Compensation Plan (MICP), this Plan, is to provide incentive and reward to “key employees” who contribute to the profits of the enterprise by their invention, ability, industry, loyalty or exceptional service, through making them participants in that success. The primary objectives of the Plan are to:

•	Effectively incent desired organizational performance levels by focusing on a few quantitative and qualitative indicators that drive overall company performance.

•	Ensure accountability, support, and accomplishment of corporate-wide initiatives.

•	Provide leverage for support of multi-business unit activities to take advantage of synergies across units and within newly-formed groups.

•	Enhance the reward and retention of top performers.

As herein used, the word “key employees” shall be understood to include:

•	Corporation’s officers

•	Key executive office managerial employees

•	Business Unit Leaders

•	Other executives employed in the business units and subsidiaries (operating units) of the Corporation generally reporting to a Business Unit Leader

•	Other key managerial or professional employees engaged in capacities of special responsibility and trust in the development, conduct, or management of the operating unit who may from time to time in the manner herein set forth be deemed and determined by the Chief Executive Officer of the Corporation to be “key employees” for a particular award year

•	For purposes of this Plan, a key employee does not include an employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

2.	Full power and authority to construe, interpret and administer this Plan shall be vested in the Compensation Committee of the Board of Directors of the Corporation. However, the day-to-day administration of the Plan shall be the responsibility of the senior management of the Corporation, and the Compensation Committee of the Board of Directors shall rely on the senior management for recommendations for awards and interpretation, when necessary. Decisions of the Compensation Committee of the Board of Directors shall be final, conclusive, and binding upon all parties, including the Corporation, the stockholders, and the employees.

3.	An employee shall be eligible for consideration for extra compensation if he or she is an employee of the Corporation or a subsidiary as of October 1 of the fiscal year and remains an employee as of the last day of the fiscal year and as of the date of payout. No employee whose compensation, under a contract of employment or otherwise, is determined in whole or in part on a commission basis, and no person who is compensated on the basis of a fee or retainer, as distinguished from salary, shall be eligible for extra compensation for the period during which his or her compensation is so determined.

4.	Subject to the provisions of this Plan, the Compensation Committee of the Board of Directors shall have full discretion in making extra compensation awards.

5.	Extra compensation awards with respect to any fiscal year (the “award year”) shall be made as soon as feasible after the close of such fiscal year. Awards shall be made and the beneficiaries shall be notified thereof and paid therefore promptly, and in any event, between January 1 and March 15 of the year following the award year.

6.	This document describes the process that will be used to determine extra compensation awards for each Plan participant.

7.	The amount awarded to a “key employee” under the Plan shall be determined in accordance with the following Plan description.

A. MICP PLAN FACTORS

The Plan will use the following factors to determine individual extra compensation payments:

•	The Plan participant’s Annual Base Salary as of January 1 of the respective MICP award year.

•	Individual Target Bonus Percentage, based on the position content of the participant’s current job. Target Bonus Percentages range from 10% to 150% based on the salary grade assigned.

•	Quantitative Performance Objectives—Corporate and Business unit performance against Quantitative Performance Objectives, representing 75% of Target Bonus Percentage.

•	Strategic Measure—Performance against a single Strategic Measure that may be quantitative or qualitative representing 25% of Target Bonus Percentage.

•	The Compensation Committee may establish minimum standards for award payouts under the MICP.

B. QUANTITATIVE PERFORMANCE OBJECTIVES

Corporate and business unit accomplishments will be measured against any one or more of the following Quantitative Performance Objectives representing 75% of the Target Bonus Percentage in total:

•	margin growth,

•	net earnings (either before or after interest, taxes, depreciation, amortization and non-recurring items),

•	economic value-added (as determined by the Compensation Committee),

•	sales or revenue, net income (either before or after taxes),

•	operating earnings,

•	cash flow (including, but not limited to, operating cash flow and free cash flow),

•	return on capital,

•	return on assets (net or gross),

•	return on stockholders’ equity,

•	stockholder returns,

•	return on sales,

•	gross or net profit margin,

•	productivity,

•	expense margins,

•	operating efficiency,

•	customer satisfaction,

•	working capital,

•	earnings per share (exclusive of restructuring charges),

•	price per share,

•	new product development, and

•	market share.

Target, Minimum, and Maximum performance objectives will normally be established for each Corporate Quantitative Performance Objective selected following the Board of Directors’ review of the IDEX business plan at the first Board meeting of the year and by March 31 each year.

Objectives will also usually be established on a business unit basis, and determined by the Chief Executive Officer. In some instances where individual locations within business units operate on a more independent basis from the respective units, all or some objectives may be established on a location basis. In addition, objectives may be established on a segment, platform, operating group and/or corporate-wide basis to determine accomplishments and bonus earned for group executives and executive office staff, respectively.

Objectives established will reflect unit business plans, economic and market conditions, and reasonable expectations of accomplishment. Bonus earned at target performance in each Quantitative Performance Objective will be individually weighted as a specified percent of the individual target bonus percentage as set by the Compensation Committee each award year in its discretion.

For performance in between Minimum and Target and between Target and Maximum, the Compensation Committee will interpolate the appropriate bonus percentage earned. Results will be stated on a constant exchange rate assumption so that results of international locations will be included and considered on a currency neutral basis.

In the event an acquired company is added to a business unit during the year, appropriate adjustments will be made to the targets to reflect the acquisition. The decisions of Corporate management as to the amount of such adjustments shall be binding and final.

C. STRATEGIC MEASURE

Accomplishments will also be measured on one quantitative or qualitative Strategic Measure anchored by specific criteria at benchmark levels of performance. This component is weighted 25% of the individual target bonus percentage, and payout earnings can range from 0% to 50% depending on total achievement against established criteria. Selected objectives must have a business focus, not an individual development focus. They will be selected as areas of focus to a specific business unit for the fiscal year. They may not be duplicative of the key quantitative measures in section B.

The Corporate Strategic Measure or each Business Unit Strategic Measure may be selected from the list below or may be based upon other measures as appropriate as a key area of focus for the fiscal year. Measures may include:

•	New Sales Dollars

•	Gross Margin Dollars

•	Qualitative Evaluation

•	Organic Growth

•	Global Expansion

•	Capital Management and Deployment

•	Commercial Excellence

•	Operational Excellence

•	Organizational Development

Each criterion will be evaluated on a scale as compared to the criteria definition on the Qualitative Factors worksheet and a total Bonus percentage computed.

Need to add a paragraph allowing for a discretionary pool/adjustment

E. TOTAL BONUS CALCULATION

The Total Bonus Calculation for each individual participant will be determined as follows:

THE SUM OF

Bonus percentages earned on each of the Quantitative Performance Objectives

PLUS

Bonus percentage earned on the Strategic Measure Performance Objective

TIMES

Individual Target Bonus Percentage

TIMES

Annual Base Salary as of January 1 of performance year

The maximum bonus opportunity can be achieved when all quantitative and qualitative objectives meet the maximum performance levels (200% of target).

Where a participant has had a salary increase during the year, the bonus will be prorated to reflect the change. However, any changes to base salary prior to April 2 (effective April 1 or before) of the performance cycle will be considered the base salary for incentive calculation purposes. In addition, where a participant has moved into another position with a different Individual Target Bonus Percentage or transferred to a different business unit, the bonus calculation will be prorated to reflect the different Individual Target Bonus Percentages and the different unit objectives measurement respectively.

F. SPECIAL ADJUSTMENTS

In unusual circumstances, awards to specific individuals or units may be adjusted positively or negatively to reflect performance, which significantly affected the operating results of the unit or company. Such adjustments will be recommended by the Chief Executive Officer of the Corporation and approved by the Compensation Committee of the Board of Directors. However, these adjustments will be made infrequently and on the basis of unusual positive or negative performance.

G. DISCRETIONARY POOL

Each year, the Compensation Committee of the Board of Directors may establish a discretionary bonus pool reserved to reward key employees in amounts above and beyond the awards calculated above for their extraordinary performance or in special circumstances. Awards to be made from this discretionary bonus pool will be based recommendations made by the Chief Executive Officer of the Corporation and others holding senior management positions within the Corporation and are subject to review by the Compensation Committee of the Board of Directors. The establishment of a discretionary bonus pool for a particular year shall not create a presumption that all or any particular amount of such discretionary bonus pool must be awarded.

8.	Consistent with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and to the extent not in violation of any applicable law, IDEX reserves the right to recover (“clawback”) from current and/or former directors and executive officers any wrongfully earned performance-based compensation, including stock-based awards, upon the determination by the Compensation Committee of the following:

•	There is a restatement of Company financials, due to the material noncompliance with any financial reporting requirement,

•	The cash incentive or equity compensation to be recouped was calculated on, or its realized value affected by, the financial results that were subsequently restated,

•	The cash incentive or equity compensation would have been less valuable than what was actually awarded or paid based upon the application of the correct financial results, and

•	The pay affected by the calculation was earned or awarded within three years of the determination of the necessary restatement

The Compensation Committee has exclusive authority to modify, interpret and enforce this provision in compliance with all regulations.

While the Plan provides that participants must be an employee at the end of the year and as of the payout date in order to be eligible for payments under the Plan, exceptions will be made in the case of death, total and permanent disability, or retirement at or after normal or early retirement. For the purposes of this Plan, “Retirement” means an employee’s Termination of Service on or after accruing at least five Years of Service with the Company or a Subsidiary after being acquired by the Company, and attaining an age of at least 50, if the sum of the employee’s age and Years of Service is at least 70. “Years of Service” means the number of continuous full years of employment with the Company or any of its Subsidiaries. In such cases, the participant will receive an extra compensation payment for the prorated portion of the year (measured to the nearest full month) he or she was employed by the Corporation. The prorated payment will be based on actual quantitative performance through the end of the award year in which death, disability, or retirement occurs and a Target Personal Performance Multiplier of 1.00. The prorated extra compensation payment shall be paid along with bonus payments to other Plan participants following the end of the award year. A participant who leaves the employ of the Corporation prior to the end of the calendar year for any reason other than death, disability, or retirement, as specified above, shall not be entitled to any payment under this Plan.

9.	If a beneficiary dies, his or her unpaid extra compensation awards, if any, shall be paid and delivered in accordance with the terms specified in applicable beneficiary or trust arrangements, if any, to his or her legal representatives or to the persons entitled thereto as determined by a court of competent jurisdiction. Such unpaid extra compensation awards, if any, may be paid out as determined by the Corporation in its discretion subject to the approval of the Compensation Committee of the Board of Directors.

10.	This Plan was effective as of January 22, 1988, and was amended and restated as of January 1, 1996, January 1, 1999, January 1, 2001, January 1, 2003, January 1, 2005, January 1, 2008, January 2, 1010, January 1, 2011 and January 1, 2013. While, as in the past, it is contemplated that extra compensation will be awarded annually, the Compensation Committee of the Board of Directors shall have the right to modify, suspend, or terminate this Plan at any time.